Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of The Goldman Sachs Group, Inc. of our report dated January 22, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Part II, Item 8 of the Annual Report on Form 10-K for the fiscal year ended November 28, 2008 of The Goldman Sachs Group, Inc. We also consent to the incorporation by reference in such Registration Statement of our report dated January 22, 2009 relating to Selected Financial Data, which appears in Exhibit 99.1 of the Annual Report on Form 10-K for the fiscal year ended November 28, 2008 of The Goldman Sachs Group, Inc.
/s/ PricewaterhouseCoopers LLP
New York, New York
May 11, 2009